EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), executed the 24th day of April, 2009, by and between Grant Hartford Corporation, a Montana Corporation, (hereinafter referred to as the "Company") and Tim Matthews an individual (hereinafter referred to as "Mr. Matthews").

Grant Hartford Corporation is a Montana Corporation, whose office is at 619 SW Higgins, Suite O, Missoula, Montana 59803 (the "Company").

The Company desires to employ Mr. Matthews to perform certain services and Mr. Matthews agrees to perform these services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1)	Period of Employment. MR. MATTHEWS' employment with the Company will begin on the date set forth above and will continue for a six (6) month period.

2)

Company Approval. MR. MATTHEWS may not take any of the following actions on behalf of the Company without the express prior written approval of the Company: (i) borrowing or obtaining credit in any amount or executing any guaranty on behalf of the Company; (ii) executing any written agreement in the Company's name or which purports to bind the Company; (iii) entering into any oral agreement in the Company's name or which purports to bind the Company; or (iv) hiring or firing any employee(s) and/or other independent contractor on behalf of the Company.

3)

Best Efforts. MR. MATTHEWS agrees that he will at all times faithfully, industriously and to the very best of his ability, experience and talents, perform all of the duties set forth herein. It being clearly understood that the Company is and must be the primary beneficiary of such ability, experience and talents. Such duties shall be primarily rendered by MR. MATTHEWS in the state of Colorado, at the Company's place of business in the state of Montana and at such other place or places as the interests, needs, business or opportunity of the Company shall require.

4)

Base Salary: In consideration for MR. MATTHEWS' services and for compliance with the terms and conditions of this Agreement, MR. MATTHEWS shall receive a salary of Fifteen Thousand Dollars ($15,000) payable in six (6) equal monthly payments of Two Thousand Five Hundred Dollars ($2,500). It is anticipated that MR. MATTHEWS' employment will commence on May 1, 2009.

(a)

MR. MATTHEWS, as Vice President of Marketing, will spend his full time and attention in assisting in the marketing of the Company. In addition to MR. MATTHEWS' base salary, he will receive Twenty-Five Thousand (25,000) shares of the Company's no par value common stock, at a point in time that the Company is able in accordance with any applicable state or federal rules and regulations. The shares will be restricted shares and may be sold only pursuant to Rule 144 of the Securities Act of 1933, as amended.

(b)	Bonuses. MR. MATTHEWS will be eligible for any bonuses declares by the Board of Directors of the Company, in its discretion, during the Term of this Agreement.

(c)

In the event that MR. MATTHEWS is required to travel to other locations in furtherance of MR. MATTHEWS' duties and responsibilities, the Company will provide MR. MATTHEWS with all expenses including, but not limited to, transportation, lodging, food and other miscellaneous expenses required in the normal course of business. Any expense over the amount of Five Hundred Dollars ($500.00) must be cleared with the Company's CEO and CFO prior to incurring any such expenditure.

5)

Work Schedule and Vacation Benefits. MR. MATTHEWS will be entitled to a total of fifteen (15) days of paid vacation per year of his employment starting after the first 90 days of employment. MR. MATTHEWS will receive compensation for time not taken on the typical pay structure shown above.

6)	Health Insurance.The Company shall not provide group health insurance coverage for MR. MATTHEWS and his family.

7)

Leave of Absence. Any request for a leave of absence shall be subject to approval by the Company and shall be without pay. The Company will evaluate any such request and make a determination after consideration of all relevant factors, including the urgency of the requested leave, from the Company's perspective and the burdens to the Company which would result from MR. MATTHEWS' absence.

8)

Minimum Amount of Service. MR. MATTHEWS hereby confirms that the position contemplated by this Agreement is that of "Vice President of Marketing" for the Company. Accordingly, MR. MATTHEWS agrees to devote his full time and efforts in such capacity.

9)

Conduct. MR. MATTHEWS agrees to conduct himself at all times with due regard to public conventions, morals and the standards of behavior as prescribed by the Company. MR. MATTHEWS agrees not to do or commit any act that will reasonably tend to degrade him or bring MR. MATTHEWS and the Company into public hatred, contempt, or ridicule, or tend to shock or offend the community in which MR. MATTHEWS represents the Company. MR. MATTHEWS acknowledges and agrees that this provision is necessary to protect the Company's goodwill in the community in which MR. MATTHEWS represents it and thus to protect the reputation of the Company.

(a)

Anything to the contrary herein notwithstanding this Agreement will not be construed so as to permit discrimination, harassment, disciplinary action, or dismissal on account of sexual orientation. The Company supports diversity in the workplace and, notwithstanding laws or standards to the contrary in any other jurisdiction, will fully comply with the letter and spirit of Montana Revised Statutes, which prohibit such discrimination.

10)	Confidential Information. MR. MATTHEWS recognizes and acknowledges that all information pertaining to the affairs, business and clients of the Company, including its affiliate and constituent organizations, is confidential information. MR. MATTHEWS shall not during the term of this Agreement or at any time thereafter, except in the performance of his duties for the Company, use or divulge to any person, firm, center or other organization, or any governmental agency, any information concerning the clients, business or affairs of the Company and shall use his best efforts to prevent disclosure of any such information by others. All records and papers, computer-generated information, client lists, and other documents relating to the clients, business or affairs of the Company are confidential information and are, and shall be, and shall remain the property of the Company and its clients, and no copies thereof shall be made which are not retained by the Company. Any violation of this restriction may be enforced by means of injunctive relief, in addition to any action for damages suffered by the Company. The provisions of this paragraph shall survive the expiration of this Agreement.

11)

Intellectual Property. All materials, brochures, source codes and other intellectual property that may be conceived or developed by MR. MATTHEWS, either alone or with others, during MR. MATTHEWS' employment pursuant to this Agreement, and which relate to or are developed for use in any program that MR. MATTHEWS may initiate, maintain, supervise, or administer as part of fulfilling his duties under this Agreement, shall be the sole property of the Company, and shall be deemed to have been created as works made for hire pursuant to Section 101 of the United States Copyright Act (11 U.S.C. section 101).

12)

Restriction on Use or Disclosure of Trade Secrets. During the term of this Agreement, MR. MATTHEWS will be dealing with trade secrets of the Company, including Company records and procedural manuals, all of which are of a confidential nature and are the Company's property and used in the course of the Company's business. MR. MATTHEWS will not disclose to anyone, directly or indirectly, either during the term of this Agreement or at any time thereafter, any of such trade secrets, or use them other than in the course of services provided to Company under this Agreement. All confidential information that might be given to MR. MATTHEWS in the course of his services under this Agreement are the exclusive property of Company and shall remain in its possession and on its premises, including the Company's premises in the city of Denver and state of Montana. Under no circumstances shall any such information or documents be removed without Company's written consent thereto first being obtained. Any violation of this restriction may be enforced by means of injunctive relief, in addition to any action for damages suffered by Company.

13)

Records and Property; Delivery Upon Termination - All records, papers, drawings, pictures, maps, computer information and other tangible documentation relating to the business or the Company, and whether or not prepared or made by MR. MATTHEWS, are the property of the Company, and MR. MATTHEWS will deliver the same as are in MR. MATTHEWS' possession or control to the Company at any time upon request. In particular and without limitation, at the termination of employment, MR. MATTHEWS shall deliver to the Company all materials within MR. MATTHEWS'possession or control containing or relating to Confidential Information or Developments.

14)

Absence of Restrictions Upon Disclosure and Competition - MR. MATTHEWS agrees not to disclose improperly to the Company any confidential information that MR. MATTHEWS has acquired from others prior to being employed by the Company. In addition, MR.

MATTHEWS represents that, except as disclosed otherwise in writing to the Company, (i) MR. MATTHEWS is not bound by any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or other confidential or proprietary information which needs to be disclosed or used by MR. MATTHEWS in the course of MR. MATTHEWS' employment with the Company or to refrain from competing, directly, or indirectly, with the business of such previous employer or other party and (ii) MR. MATTHEWS' performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep confidential any information, knowledge or date acquired by MR. MATTHEWS in confidence or trust prior to MR. MATTHEWS' employment with the Company.

15)

Outside Activities. While MR. MATTHEWS renders services to the Company, MR. MATTHEWS will not engage in any other gainful employment, business or activity without the written consent of the Company. While MR. MATTHEWS renders services to the Company, MR. MATTHEWS also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company.

16)	Termination of Agreement by the Company. This Agreement may be terminated by the Company in accordance with the following provisions:

(a)

If MR. MATTHEWS materially violates accepted standards of moral conduct, or if MR. MATTHEWS commits an act of fraud, dishonesty, or embezzlement, the Company may terminate this Agreement, without prejudice to any other remedy available to the Company either at law, in equity or under this Agreement; provided, however, that prior to the effective date of such termination, MR. MATTHEWS shall be given an opportunity at a specially convened meeting of the Company's Board of Directors to respond to the allegations triggering such termination.

(b)

If MR. MATTHEWS is convicted of: (i) a misdemeanor involving moral turpitude; or (ii) a felony of any nature during the term of his employment, the Company may terminate this Agreement, without prejudice to any other remedy available to the Company either at law, in equity or under this Agreement.

(c)

If MR. MATTHEWS commits an act, or fails to act, by which MR. MATTHEWS willfully breaches this Agreement, or if MR. MATTHEWS habitually neglects the duties that he is required to perform under the terms of this Agreement, the Company may terminate this Agreement, without prejudice to any other remedy available to the Company either at law, in equity or under this Agreement.

(d)

In the event of termination under this Section 17, the Company's obligations to MR. MATTHEWS under this Agreement shall cease, except for monthly compensation accrued to the date of termination. Concurrent with any termination under this Section 17, the Company shall provide MR. MATTHEWS with a written explanation of the ground(s) for termination.

This Agreement may be terminated by MR. MATTHEWS in accordance with the following provisions:

(e)	In the event that the Company breaches this Agreement as set forth in Sections 4 to 7 of this Agreement.

(f)	If MR. MATTHEWS chooses to willfully leave the Company after submitting his resignation.

17)

Company Severance for involuntary termination

A formal Company severance policy has not yet been established, however, MR. MATTHEWS will be entitled to the following severance package following an involuntary termination:

18)	After the completion of six (6) months of employment, MR. MATTHEWS will receive a ½ month of salary as severance.

19)	Death. This Agreement shall terminate upon the death of MR. MATTHEWS during its term. The acquired stocks and accrued benefits are transferable to the designated beneficiaries of MR. MATTHEWS.

20)

Disability. In the event that MR. MATTHEWS shall be prevented from performing the services required of his under this Agreement by reason of any disability and such disability shall continue for a period of three (3) months, or longer, then at the option of the Company, and upon written notice to MR. MATTHEWS from the Company, this Agreement shall be deemed terminated on the day specified in such notice. To be clear, all stock, and all other earned benefits will be at the disposition of MR. MATTHEWS to continue as investor or to get it in lump sum and will not be lost, sacrificed or changed in any way; MR. MATTHEWS will be entitled to all such benefits and securities up until the time of the aforesaid notice date. Disability shall be defined under the Federal Social Security Laws as it relates to disability claims.

21)

Meet and Confer; Arbitration. Whenever during the term of this Agreement, any disagreement or dispute arises between the parties as to the interpretation of this Agreement or any rights or obligations arising thereunder, such matters shall be resolved whenever possible by meeting and conferring. Any party may request such a meeting by giving notice to the other, in which case such other Parties shall make themselves available within seven (7) days thereafter. If such matters cannot be so resolved within ten (10) days from such meeting, and do not involve any claim of material breach or termination of this Agreement, either party may seek arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto) ("Association") to the extent not inconsistent herewith, in Riverside County, California, upon notice to the other party of its intention to do so. Provided, however, that the time periods for meeting and resolving the arbitral claims under this sub-paragraph which serve as a pre-condition to the initiation of arbitration shall not apply to the non-arbitral claims of material breach or termination of this Agreement. The parties agree that in any such arbitration each party shall be entitled to reasonable discovery as provided by the District Court Civil

Rules. The parties will select an arbitrator in accordance with the rules of the Association. If the parties fail to select or agree upon the selection of an arbitrator within ten (10) days after being requested in writing by the Association to do so, the Association shall appoint an arbitrator to resolve the dispute. All hearings shall be conducted within thirty (30) days after the arbitrator is selected, shall be conducted in the presence of the arbitrator and the decision of the arbitrator will be binding upon the parties. The costs and expenses of the arbitration shall be advanced if and when required by the Association, each party to share equally in such advances.

22)

Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change the address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three (3) days after mailing. The addresses of each party are as follows:

To Company:	Grant Hartford Corporation 619 SW Higgins, Suite O Missoula, Montana 59803 (604) 926-8430

To TIM MATTHEWS:	TIM MATTHEWS ______________________________ ______________________________

23)

Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by MR MATTHEWS for the Company and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

24)

Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

25)

Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

26)	Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Montana.

27)

Captions for Convenience Only. The captions of the various paragraphs herein are for convenience only, and none of them is intended to be any part of the body or text of this Agreement, nor is intended to be referred to in construing any of the provisions hereof.

28)

28) Changes Respecting MR. MATTHEWS - No provision of this Agreement shall give BJ the right to be retained in the employ of the Company. BJ agrees that any subsequent change or changes in his duties, salary or compensation shall not affect the validity or scope of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in Denver, Colorado, on the date and year first above written.

MR. TIM MATTHEWS: MR. TIM MATTHEWS Vice President of Marketing By: ______________________________ This _____ day of April, 2009	By COMPANY: Eric Sauve, President, CEO and CFO Grant Hartford Corporation By: ______________________________ This _____ day of April, 2009